Exhibit 4.2

Execution Version

ESSENT GROUP LTD.

SHAREHOLDERS AGREEMENT

Dated as of February 6, 2009

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of February 6, 2009, by and among Essent Group Ltd., a limited liability company organized under the laws of Bermuda (the “Company”) and each of the holders of the Company Securities (as defined below) set forth on Exhibit A attached hereto (the “Shareholders”).

RECITALS

WHEREAS, pursuant to that certain Class A Common Share Subscription Agreement, dated as of the date hereof (as amended from time to time, the “Subscription Agreement”), by and among the Company and certain of the Shareholders, the Company has agreed to sell and issue from time to time Class A Common Shares (as defined below) to such Shareholders; and

WHEREAS, as an inducement for the Shareholders to enter into the Subscription Agreement, each of the Company and the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                      Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings; other terms are defined in the text of this Agreement and shall have the respective meanings ascribed to them therein:

1.1.                            “Affiliate” means, with respect to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include, in the case of a specified Person who is an individual, any Family Member of such Person; provided, that no Shareholder shall be deemed to be an Affiliate of the Company unless such Shareholder owns more than fifty percent (50%) of the outstanding voting securities of the Company or has the ability, by contract or otherwise, to designate a majority of the members of the Board.

1.2.                            “Board” means the Company’s Board of Directors.

1.3.                            “Bye-laws” means the Bye-laws of the Company, as amended from time to time in accordance with the terms thereof.

1.4.                            “Class A Common Shares” means the Class A Common Shares, $.01 par value per share, in the capital of the Company.

1.5.                            “Class B Common Shares” means, collectively, the Class B-1 Common Shares and the Class B-2 Common Shares.

1.6.                            “Class B-1 Common Shares” means the Class B-1 Common Shares, $.01 par value per share, in the capital of the Company.

1.7.                            “Class B-2 Common Shares” means the Class B-2 Common Shares, $.01 par value per share, in the capital of the Company.

1.8.                            “Company Securities” means all Class A Common Shares, Class B Common Shares and all other shares in the capital of the Company, including all classes of common shares, preference shares, voting and nonvoting shares, now owned or hereafter acquired by any Shareholder, and all other securities or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for any of the foregoing.

1.9.                            “Credit-Worthy” means, with respect to any Person that is an assignee of obligations under this Agreement or a transferee of any Company Securities, that the risk (financial or otherwise) that such Person will not satisfy such obligations or the obligations associated with such Company Securities is no greater than the comparable risk associated with the assignor or transferor, as the case may be.

1.10.                     “Defaulting Investor”  except as otherwise provided in the Subscription Agreement, means any Investor that has at any time declined or otherwise failed to fund its pro rata portion of any Draw in accordance with the terms and conditions set forth in the Subscription Agreement.

1.11.                     “Draw” shall have the meaning ascribed to such term in the Subscription Agreement.

1.12.                     “Family Member” means, with respect to any individual, such individual’s parents, spouse and descendants (whether natural or adopted) and any trust or other vehicle formed solely for the benefit of, and controlled by, such individual and/or any one or more of them.

1.13.                     “Fully-Diluted Basis” means, at the relevant time of determination, the number of outstanding Class B Common Shares assuming the conversion or exchange of all outstanding and vested convertible or exchangeable securities (including the conversion of the Class A Common Shares into Class B-1 Common Shares) and the exercise of all then outstanding warrants, options or other rights to subscribe for or purchase any vested Class B Common Shares.

1.14.                     “General Meeting” means any annual or special general meeting of the Company convened in accordance with Bye-law 22 or 23 of the Bye-laws.

1.15.                     “GS” means The Goldman Sachs Group, Inc., together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

1.16.                     “HSBC” means HSBC Equity Partners USA, L.P. and HSBC Private Equity Partners II USA LP, together with any Affiliates to which they Transfer Company Securities from time to time in accordance with Section 3.

1.17.                     “Investor” means each of Pine Brook, GS, JPM, Valorina, RenRe, PartnerRe, HSBC and their permitted transferees.

1.18.                     “JPM” means Aldermanbury Investments Limited, together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

1.19.                     “Major Investor” means, subject to Section 3(b), for so long as they continue to hold Company Securities and are not a Defaulting Investor, each of Pine Brook and GS. The special rights of Pine Brook and GS in their capacity as Major Investors are personal to Pine Brook and GS and are non-transferable.

1.20.                     “Management Shareholder” means Mark Casale, and each other shareholder that executes a joinder to this Agreement as a Management Shareholder after the date hereof pursuant to Section 12.2.

1.21.                     “Member” shall have the meaning ascribed to such term in the Bye-laws.

1.22.                     “New Investor” shall have the meaning ascribed to such term in the Subscription Agreement.

1.23.                     “PartnerRe” means PPF Holdings II Ltd., together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

1.24.                     “Permitted Transfer” means any Transfer permitted in accordance with Section 3.

1.25.                     “Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

1.26.                     “Pine Brook” means Essent Intermediate, L.P., together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

1.27.                     “Publicly Traded Securities” means publicly traded securities of a company with a public float of at least $250,000,000 which are listed on a national securities exchange or the Nasdaq Stock Market. As used in this definition, “public float” means the aggregate value of all shares of capital stock of a company held by shareholders other than (i) shareholders owning more than five percent (5%) of all shares of capital stock of such company and (ii) directors or executive officers of such company.

1.28.                     “Qualified Public Offering” shall have the meaning ascribed to such term in the Bye-laws.

1.29.                     “RenRe” means Renaissance Re Ventures Ltd., together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

1.30.                     “Required Holders” means, at any time, (i) Shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares and (ii) each of the Major Investors (excluding any Major Investor that is a Defaulting Investor).

1.31.                     “Sale Transaction” shall have the meaning ascribed to such term in the Bye-laws.

1.32.                     “Securities Act” means the United States Securities Act of 1933, as amended.

1.33.                     “Share Plan” means the Company’s 2009 Restricted Share Plan, as amended from time to time in accordance with the terms thereof.

1.34.                     “Transfer” means any sale, assignment, exchange, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, or any agreement restricting such holder’s voting of Company Securities. A “Transfer” shall include any indirect Transfer accomplished through the amalgamation, merger or consolidation of any Shareholder with any other Person (including another Shareholder or any of its Affiliates) or the sale of all or substantially all the assets of any Shareholder to any other Person (including another Shareholder or any of its Affiliates), where the effect of such transaction is to cause the Company Securities owned by such Shareholder to become subject, directly or indirectly, to the ownership or control of such other Person.

1.35.                     “Valorina” means Valorina LLC, together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

2.                                      Transfers by Shareholders.

2.1.                            Transfers Generally. Except in the case of Permitted Transfers made pursuant to the provisions of Section 3 and Transfers effected pursuant to Section 6, (a) Shareholders may at any time Transfer all (but not less than all) of the Company Securities held by them subject to compliance with the requirements of this Section 2 and (b) each proposed transferee of Company Securities shall (i) be a Credit-Worthy Person, (ii) be acceptable to the Board, (iii) agree to assume all obligations of the Transferring Shareholder (as defined below) under the Subscription Agreement (including the obligation to purchase the Transferring Shareholder’s Pro Rata Share (as defined in the Subscription Agreement) of additional Class A Common Shares in response to any Draw) and (iv) become a party to this Agreement, the Subscription Agreement and the Registration Rights Agreement among the Company and the Shareholders dated as of the date hereof (the “Registration Rights Agreement”).

2.2.                            Notice of Transfer.   If any Shareholder (the “Transferring Shareholder”) proposes to Transfer its Company Securities (the “Offered Securities”), then the Transferring Shareholder shall give written notice of the proposed Transfer (the “Notice”) to the Company and simultaneously, except in the case of a proposed Transfer to an Affiliate, to each of the Investors. The Notice shall describe in reasonable detail the proposed Transfer, including the number and type of Offered Securities, the nature of such Transfer, the consideration to be paid, the date of consummation of such Transfer, and the name of each prospective purchaser or transferee and shall be accompanied by copies of all material proposed agreements relating to such proposed Transfer. In the event that the Transfer is being made pursuant to the provisions of Section 3, the Notice shall state under which provision the Transfer is being made.

2.3.                            Rights of First Offer.

(a)                                 Except for Transfers permitted under clause (i), (ii), (iii), (v) or (vi) of Section 3(a) or under Section 6, and subject to the Bye-laws, with respect to any proposed Transfer by the Transferring Shareholder of Offered Securities, either prior to or following delivery of the Notice but in any case prior to consummation of the proposed Transfer, the Transferring Shareholder shall first offer the Offered Securities to each other Investor (other than any Defaulting Investor) pursuant to a written notice (a “ROFO Notice”), which shall specify the purchase price and all other material terms and conditions upon which the Transferring Shareholder is willing to sell such Offered Securities.  Each Investor shall have a period of fifteen (15) days after receipt of the ROFO Notice to notify the Transferring Shareholder of its election to purchase its pro rata share of the Offered Securities on the same terms (including the consideration) and conditions as set forth therein.

(b)                                 In the event that not all of the Investors elect to purchase their pro rata share of the Offered Securities pursuant to their rights under Section 2.3(a) within the time period set forth therein, then the Transferring Shareholder shall promptly give written notice (the “Undersubscription Notice”) to each of the Investors who have so elected to exercise their purchase rights (the “Participating Investors”), which Undersubscription Notice shall set forth the Offered Securities not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed Offered Securities. Each Participating Investor shall have fifteen (15) days after receipt of the Undersubscription Notice (the “Undersubscription Period”) to notify the Transferring Shareholder of its election to purchase all or any portion of the unsubscribed Offered Securities on the same terms (including the consideration) and conditions as set forth in the ROFO Notice. In the event that the Participating Investors elect to purchase more than the number of unsubscribed Offered Securities available as set forth in the Undersubscription Notice, each Participating Investor shall be entitled to purchase up to its pro rata portion of such Offered Securities. The Participating Investors (including the Participating Investors who elect to oversubscribe in accordance with this Section 2.3(b)) shall effect the purchase of the Offered Securities, including payment of the purchase price, (i) in the event that the Participating Investors collectively elect to purchase all of the Offered Securities, on the date (not later than fifteen (15) days after such election, subject to reasonable extension to the extent necessary to obtain any required governmental or regulatory approvals) agreed to among the Participating Investors and the Transferring Shareholder and (ii) in the event that the Participating Investors do not elect to purchase all of the Offered Securities, subject to Section 2.3(d), upon the consummation of the Transfer of all other Offered Securities (as defined below) to the Company and/or a third party purchaser, in each case against delivery by the Transferring Shareholder to the appropriate Participating Investors of the certificate(s) representing the Offered Securities to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

(c)                                  In the event that the Investors do not elect to purchase all of the Offered Securities available pursuant to their rights under Sections 2.3(a) and (b) within the period set forth therein, the Transferring Shareholder shall give prompt written notice (such notice, the “Second ROFO Notice”), to the Company which shall set forth the Offered Securities not purchased by the Investors and which shall include the terms of the ROFO Notice. The

Company shall then have the right, exercisable upon written notice to the Transferring Shareholder within fifteen (15) days after receipt of the Second ROFO Notice, to elect to purchase the Offered Securities subject to the Second ROFO Notice on the same terms (including the consideration) and conditions as set forth therein. The Company shall effect the purchase of such Offered Securities, including payment of the purchase price, (i) in the event that the Company elects to purchase all of the Offered Securities subject to the Second ROFO Notice, on the date (not later than fifteen (15) days after such election) agreed to among the Company and the Transferring Shareholder and (ii) in the event that the Company does not elect to purchase all of the Offered Securities subject to the Second ROFO Notice, subject to Section 2.3(d), upon the consummation of the Transfer of all Unpurchased Securities (as defined below) to a third party purchaser, in each case against delivery by the Transferring Shareholder to the Company of the certificate(s) representing the Offered Securities to be purchased by the Company, each certificate to be properly endorsed for transfer. The Offered Securities so purchased shall thereupon be cancelled and cease to be issued and outstanding.

(d)                                 If the Company and/or the Participating Investors elect to purchase all of the Offered Securities that are the subject of the ROFO Notice and/or the Second ROFO Notice, the Transferring Shareholder shall honor their elections to purchase and consummate the sale or sales of the Offered Securities on terms set forth in the ROFO Notice and/or the Second ROFO Notice. If the Company and/or the Participating Investors do not elect to purchase all of the Offered Securities that are the subject of the ROFO Notice and/or the Second ROFO Notice, or if they elect to purchase all of such Offered Securities but (through no fault of the Transferring Shareholder) such purchases are not consummated at the closings scheduled therefor (such Offered Securities not so purchased being the “Unpurchased Securities”), then the Transferring Shareholder shall be entitled, subject to Section 2.1, to sell to the proposed third party purchaser (i) all (but not less than all) of such Unpurchased Securities or (ii) all of the Offered Securities (notwithstanding the election of the Company and/or the Participating Investors to purchase any portion of the Offered Securities). Any proposed Transfer to a third party purchaser (i) that is not consummated within ninety (90) days after the expiration of the fifteen (15) day period specified in Section 2.3(c) (subject to reasonable extension to the extent necessary to obtain any required governmental or regulatory approvals) or (ii) for a purchase price per share less than ninety-five percent (95%) of the purchase price set forth in the ROFO Notice or otherwise on terms and conditions, taken as a whole, materially more favorable to the proposed transferee than those set forth in the ROFO Notice, shall again be subject to the Investors’ and the Company’s rights under this Section 2.3.

(e)                                  For purposes of this Section 2.3, (i) the pro rata share of each Investor shall be equal to the product obtained by multiplying (A) the aggregate number of Offered Securities covered by the ROFO Notice and (B) a fraction, the numerator of which is the number of Company Securities owned by such Investor (calculated on a Fully-Diluted Basis) at the time of the Transfer and the denominator of which is the total number of Company Securities owned by all of the Investors (other than any Defaulting Investors and the Transferring Shareholder, and calculated on a Fully-Diluted Basis) at the time of the Transfer and (ii) the pro rata share of each Participating Investor shall be equal to the product obtained by multiplying (A) the aggregate number of Offered Securities covered by the Undersubscription Notice and (B) a fraction, the numerator of which is the number of Company Securities owned by such Participating Investor

(calculated on a Fully-Diluted Basis) at the time of the Transfer and the denominator of which is the total number of Company Securities owned by all of the Participating Investors (calculated on a Fully-Diluted Basis) at the time of the Transfer.

(f)                                   The rights and obligations set forth in this Section 2.3 shall not apply in connection with, and shall immediately terminate upon the closing of, a Sale Transaction.

2.4.                            Share Plan. This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from a Shareholder pursuant to (a) a share restriction or other agreement between the Company and a Shareholder entered into pursuant to the Share Plan or other employee benefit plan approved by the Board and (b) any right of first refusal granted under the Share Plan. The Company hereby agrees that to the extent that it has any right of first refusal under the Share Plan, it shall not assign such right to any Person except to the Investors (other than any Defaulting Investor) on a ratable basis (based on the number of Company Securities held by each such Investor at the time of such Transfer).

3.                                      Permitted Transfers.

(a)                                 Notwithstanding the foregoing, but subject to compliance with the requirements of Section 8.2, the restrictions on Transfer set forth in Section 2 shall not apply to any Transfer (i) of Company Securities to a Credit-Worthy Affiliate of the Transferring Shareholder, provided, that, if the obligations of such Affiliate under the Subscription Agreement are retained or guaranteed by the Transferring Shareholder on a full and unconditional basis, then no determination of Credit-Worthiness shall be required, (ii) of Class A Common Shares having a fair market value (as determined by a majority of the disinterested members of the Board) of up to $50,000,000 by either of Pine Brook or GS to any of their respective limited partners or other passive co-investors under common investment management, provided, that Pine Brook or GS, as applicable, continues to exercise all rights (including any voting or consent rights) under, and remains subject to all obligations and liabilities associated with, the Company Securities Transferred to such limited partners or co-investors, (iii) of Company Securities by a Defaulting Investor to any Investor or New Investor pursuant to Section 1.4 of the Subscription Agreement, (iv) subject to clause (b) below and for so long as GS or JPM, as applicable, (A) holds fifteen percent (15%) or more of the outstanding Class A Common Shares, Class B-1 Common Shares or any other class of voting securities of the Company, (B) has the right to designate more than one (1) member of the Board pursuant to Section 9.1 or (C) otherwise, in good faith and based on the advice of counsel, determines that there is a reasonable likelihood that it could be deemed to control the Company within the meaning of the United States Bank Holding Company Act of 1956 and the rules, regulations and policy guidelines thereunder as in effect from time to time (either clause (A) or (B), in each case subject to appropriate adjustment by agreement of GS, JPM and the Company in good faith upon a change in applicable law, regulation or policy guidelines, or (C), the “BHC Threshold”), of that number of Company Securities required to be Transferred by GS or JPM (or deemed advisable by GS or JPM in good faith and based on the advice of counsel) in order to comply with or to avoid a potential violation of (x) any applicable law or regulation, after GS or JPM, as applicable, has used its commercially reasonable efforts to avoid the Transfer, provided, that nothing in this clause (x) shall be deemed to require GS or JPM, as applicable, to (1) divest or hold separate any of its or any of its Affiliate’s assets or any portion of their respective businesses, (2) forfeit any of its rights to designate directors on the Board pursuant to Section 9.1 of this Agreement, (3) agree to any reduction of the voting power conferred by the Company Securities held by it in excess of any reduction required under Bye- Law 34 of the Bye-Laws, (4) make any material expenditure or (5) agree to any other material condition, qualification or restriction materially and adversely affecting any of the benefits which it would otherwise receive from its investment in the Company had such Shareholder not been subject to the condition, qualification or restriction, or imposing any material burden on such Shareholder, or (y) any order of a court or governmental agency having jurisdiction over GS or JPM, as applicable, or any of its respective Affiliates, (v) of Company Securities through an amalgamation, merger or consolidation of a Shareholder or an Affiliate of a Shareholder with, or the sale of all or substantially all the assets of a Shareholder to, a Person at least as Credit- Worthy as such Shareholder or (vi) of Company Securities pursuant to Bye-law 5.5(c) of the Bye-laws.  In the case of any Transfer permitted by this Section 3, (x) the Transferring Shareholder shall inform the Company and the Investors of such Transfer in accordance with Section 2.2 and (y) the transferee shall become a party to this Agreement, the Subscription Agreement and the Registration Rights Agreement.

(b)                                         No Transfer pursuant to clause (iv) of Section 3(a) shall be effective unless (i) GS or JPM, as applicable, shall have first complied with the requirements of Section 2.3 and (ii) each Major Investor (other than GS if GS is the transferor) has provided its consent in writing to the proposed transferee (which consent shall not be unreasonably withheld or delayed); provided, that if the proposed transferee (A) has a credit strength rating equal to or better than that of GS or JPM, as applicable, (as determined by at least any two of Standard & Poor’s, Moody’s Investors Service or Fitch Ratings) and (B) is not engaged in and does not at the time of the proposed Transfer propose to engage in, as a material part of its business or that of its subsidiaries or affiliates, direct competition with the Company as a provider of mortgage insurance or mortgage guaranty products (to the extent such mortgage guaranty products are issued in insurance form) in the territories in which the Company operates or reinsurance coverage thereof, but is not reasonably acceptable to the Major Investors (other than GS if GS is the transferor), and GS or JPM, as applicable, has been unable for a period of thirty (30) days, using its reasonable best efforts, to arrange a Transfer of the Company Securities required to be sold by it to a transferee acceptable to the Major Investors (other than GS if GS is the transferor) on terms not materially less favorable to GS or JPM than those offered by the proposed transferee, then GS or JPM, as applicable, may nonetheless Transfer such Company Securities to the proposed transferee and such Transfer shall be a Permitted Transfer for all purposes of this Agreement. Notwithstanding any provision of this Agreement, the Subscription Agreement or the Bye-laws to the contrary, in the event that, following any Transfer of Company Securities pursuant to clause (iv) of Section 3(a), GS holds less than fourteen and nine-tenths percent (14.9%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares then outstanding (1) GS shall cease to be a Major Investor for purposes of this Agreement, the Subscription Agreement and the Bye-laws and (2) the number of directors of the Company GS shall be entitled to designate pursuant to Section 9.1 shall be reduced to one (1).

4.                                      Prohibited Transfers Void. The attempted Transfer of any Company Securities in violation of the provisions of this Agreement shall be null and void. The Company agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Company Securities.

5.                                      Prohibited Transfers by Management. Notwithstanding any other provision set forth in this Agreement to the contrary, no Management Shareholder shall Transfer Company Securities to any Person (other than a Family Member of the Management Shareholder) without the prior written consent of the Required Holders; provided that any Family Member to whom Company Securities are Transferred shall become a party to this Agreement.

6.                                      Right to Force Sale.

6.1.                            Right to Force Sale.

(a)                                         At any time on or after February 6, 2016, and provided that no Company Securities are then listed on a national securities exchange or the Nasdaq Stock Market, (i) any Major Investor or (ii) any Investor or group of Investors holding not less than thirty-three and one-third percent (33 1/3%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares (in each case, the “Initiating Investor”), may by written notice to the Company and the other Shareholders (the “Sale Notice”) initiate and consummate a Sale Transaction to a bona fide third party purchaser (which shall exclude an Affiliate of the Initiating Investor) on arms-length terms for cash or Publicly Traded Securities in accordance with the terms set forth in this Section 6 (an “Approved Sale”). The Sale Notice shall describe, in reasonable detail, the proposed Sale Transaction, including the nature of such transaction, the consideration to be paid and the name of the prospective purchaser.

(b)                                 At any time prior to the consummation of an Approved Sale (including prior to the delivery of a Sale Notice in respect of any Approved Sale), the Initiating Investor shall first offer all Company Securities then held by it to each other Investor (other than any Defaulting Investor) pursuant to a ROFO Notice, which shall specify the purchase price and all other material terms and conditions upon which the Initiating Investor is willing to sell such Company Securities. Each Investor shall have a period of fifteen (15) days after receipt of the ROFO Notice to notify the Initiating Investor of its election to purchase its pro rata share of the Company Securities on the same terms (including the consideration) and conditions as set forth therein. In the event that not all of the Investors elect to purchase their pro rata share of the Company Securities then held by the Initiating Investor within the fifteen (15) day period provided above, then the Initiating Investor shall promptly deliver an Undersubscription Notice to each Participating Investor, which Undersubscription Notice shall set forth the Company Securities held by the Initiating Investor not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed Company Securities. Each Participating Investor shall have fifteen (15) days after receipt of the Undersubscription Notice to notify the Initiating Investor of its election to purchase all or any portion of the unsubscribed Company Securities on the same terms (including the consideration) and conditions as set forth in the ROFO Notice. In the event that the Participating Investors elect to purchase more than the number of unsubscribed Company Securities available as set forth in the Undersubscription Notice, each Participating Investor shall be entitled to purchase up to its pro rata portion of such Company Securities. The Participating Investors (including the Participating Investors who elect to oversubscribe) shall effect the purchase of the Initiating Investor’s Company Securities, including payment of the purchase price, within thirty (30) days after the expiration of the fifteen (15) day period referred to above (subject to reasonable extension to the extent necessary to obtain any required governmental or regulatory approvals), against delivery by the Initiating Investor to the appropriate Participating Investors of the certificate(s) representing the Company Securities to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer. If the Participating Investors do not elect to purchase all of the Company Securities held by the Initiating Investor pursuant to this Section 6.1(b), or if they elect to purchase all of such Company Securities but (through no fault of the Initiating Investor) such purchases are not consummated at the closings scheduled therefor, then the Initiating Investor shall be entitled to pursue the Approved Sale, subject to the right of the Company to arrange an alternative Sale Transaction pursuant to Section 6.1(c), for a purchase price per share not less than ninety-five percent (95%) of the purchase price set forth in the ROFO Notice and otherwise on terms and conditions, taken as a whole, not materially more favorable to the transferee than those set forth in the ROFO Notice. For purposes of this Section 6.1(b), the pro rata share of each Investor and each Participating Investor, as applicable, shall be determined in accordance with Section 2.3(e).

(c)                                  In the event that less than all of the Initiating Investor’s Company Securities are purchased by other Investors pursuant to Section 6.1(b) above, the Company shall have the right, but not the obligation, to seek an alternative Sale Transaction to a bona fide third party purchaser for cash or Publicly Traded Securities on terms and conditions, taken as a whole, that are more favorable to the Shareholders than the terms and conditions set forth in the ROFO Notice (a “Board Sponsored Sale”); provided, that the price per Share in any Board Sponsored Sale shall be at least five percent (5%) greater than the price per Share set forth in the ROFO Notice. In the event the Board elects to seek a Board Sponsored Sale, the Board shall provide written notice to the Initiating Investor within five (5) days of the completion of the offer period specified in Section 6.1(b) above (the “Board Sale Notice”). Upon receipt of the Board Sale Notice, the Initiating Investor shall refrain from pursuing the Approved Sale until the earlier of (i) ninety (90) days from receipt of the Board Sale Notice or (ii) receipt of written notice from the Board of its intention not to proceed with a Board Sponsored Sale. In connection with any Board Sponsored Sale pursuant to this Section 6.1(c), the Board may engage such investment banks, counsel and other representatives and advisors as it deems necessary or advisable to promote a Sale Transaction through an auction process or otherwise. If the Board succeeds in arranging a Board Sponsored Sale on terms that are more favorable to the Shareholders than the terms set forth in the ROFO Notice, the Board shall send notice to each Investor describing, in reasonable detail, the proposed Sale Transaction, including the nature of such transaction, the consideration to be paid and the name of the prospective purchaser, and the Board Sponsored Sale shall be an “Approved Sale” for purposes of Section 6(d). If the Board is unable to arrange a Board Sponsored Sale within ninety (90) days of delivery of the Board Sale Notice, the Initiating Investor shall be entitled to pursue the Approved Sale in the manner set forth below.

(d)                                 All Shareholders shall vote in favor of, consent to and raise no objections against an Approved Sale, and the Initiating Investor or, in the case of a Board Sponsored Sale, the Board shall notify all Shareholders whether or not they will be required to participate in the Approved Sale (the “Participation Notice”) and (i) if required to participate, then all Shareholders shall agree to sell all of their Company Securities on the terms and conditions approved by the Initiating Investor or the Board, as applicable, and (ii) if not required to participate, then any Shareholder shall nevertheless have the right to sell all (but not less than all) of its Company Securities in the Approved Sale by notice to the Initiating Investor or the Board, as applicable, within fifteen (15) days following receipt of the Participation Notice, of its election to participate and of the number of Company Securities held by it to be included in the Approved Sale, which notification shall create a binding obligation on the part of the Shareholder to sell all such Company Securities on the terms and conditions of the Approved Sale. The Shareholders shall take all actions which are reasonably requested by the Initiating Investor or the Board, as applicable, in connection with the consummation of the Approved Sale, including, without limitation, attendance at a General Meeting in person or by proxy for the purposes of obtaining a quorum and the execution of written consents in lieu of meetings, execution of such agreements and instruments such that any proposal or resolution reasonably requested by the Initiating Investor or the Board, as applicable, in connection therewith shall be implemented by the Company and if the Company’s Shareholders are entitled to vote on any such matter, all of the voting Company Securities over which such Shareholder has voting control shall be voted in favor of the proposal or resolution in connection with such transaction, together with such other actions as are reasonably requested by the Initiating Investor or the Board, as applicable, to effect the allocation and distribution of the aggregate consideration received upon the consummation of the Approved Sale in accordance with the terms of the Bye-laws and the terms of the Company Securities.  Each holder of a particular class, series or type of Company Securities shall be entitled to receive the same type and amount of consideration for each share of such particular class, series or type as each other holder is entitled to receive in the Approved Sale. If required by the Initiating Investor or, in the case of a Board Sponsored Sale, the Board, each Shareholder shall provide indemnification as required by the proposed purchaser up to a maximum amount (subject to such escrow, survival periods and other limitations as may be negotiated and agreed to by the Initiating Investor or the Board, as applicable, but in no event in excess of the Purchase Consideration (as defined below)) in the proportion that the Purchase Consideration received by such Shareholder bears to the total Purchase Consideration received by all Shareholders for their Company Securities pursuant to the Approved Sale.

6.2.                            Obligations in Connection with Securities Sale. Within fifteen (15) days after written request therefor by the Initiating Investor or the Board, as applicable, in connection with an Approved Sale in the form of a sale of Company Securities (the “Tender Period”), each Shareholder will tender all certificates representing its Company Securities to the Secretary of the Company. The Secretary shall hold such certificates in trust pending the consummation of the Approved Sale and, upon the Company’s receipt of the cash purchase price or Publicly Traded Securities given by an acquiror in such Approved Sale (the “Purchase Consideration”), the Company shall deliver to each Shareholder the portion of such Purchase Consideration payable to such Shareholder in respect of its Company Securities in accordance with the Bye- laws and the terms of such Company Securities. In the event that any Shareholder does not comply with the requirements of this Section 6.2 and/or fails to tender its certificate(s) with the Company Secretary within the Tender Period: (a) any Purchase Consideration received by the Company in respect of Company Securities held by such non-tendering Shareholder (a “Non- Tendering Shareholder”) shall be held by the Company in trust for the benefit of such Non- Tendering Shareholder; (b) any non-tendered certificate(s) held by such Non-Tendering Shareholder shall, automatically and without further action, be deemed to be “tendered” and all

Company Securities represented by such non-tendered certificate(s) shall be deemed transferred to the acquiror upon the consummation of the Approved Sale; and (c) the Company shall issue in the name of each Non-Tendering Shareholder, in lieu of any non-tendered share certificate(s) held by such Non-Tendering Shareholder, a phantom certificate (the “Phantom Certificate”) which evidences a Non-Tendering Shareholder’s right to receive from the Company its portion of the Purchase Consideration upon the consummation of the Approved Sale. Promptly following the Tender Period, the Company shall deliver all Phantom Certificates to the Company Secretary and the Company Secretary shall hold the Phantom Certificate issued to each Non-Tendering Shareholder in trust until such time as such Non-Tendering Shareholder delivers all of its non- tendered certificates to the Company Secretary in exchange for its Phantom Certificate. Upon the consummation of an Approved Sale, each holder of a Phantom Certificate shall be entitled to receive from the Company that portion of Purchase Consideration specified in the Phantom Certificate.

6.3.                            Waiver of Appraisal Rights; Further Actions. Each Shareholder agrees to waive any and all dissenters and appraisal rights they may have under applicable law in connection with an Approved Sale, and to take any and all further actions reasonably requested by the Initiating Investor or otherwise required to effectuate the Approved Sale.

6.4.                            Irrevocable Proxy. SOLELY IN CONNECTION WITH THE EFFECTUATION OF THE TRANSACTIONS CONTEMPLATED BY THIS SECTION 6, EACH SHAREHOLDER HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY SECRETARY AS SUCH SHAREHOLDER’S PROXY AND ATTORNEY-IN- FACT TO VOTE SUCH SHAREHOLDER’S CLASS A COMMON SHARES, CLASS B-1 COMMON SHARES, AND OTHER VOTING CAPITAL SECURITIES OF THE COMPANY AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH CLASS A COMMON SHARES, CLASS B-1 COMMON SHARES, AND OTHER VOTING CAPITAL SECURITIES OF THE COMPANY AS THE INITIATING INVESTOR OR THE BOARD, AS APPLICABLE, MAY DIRECT. THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

7.                                      Legends.

7.1.                            Each certificate or instrument representing Company Securities, in addition to any other legend required by the Board or the Company pursuant to the Bye-laws or applicable law, shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING RESTRICTIONS ON TRANSFER,  PROXIES AND VOTING AGREEMENTS) SET FORTH IN A CERTAIN SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS, AND THE BYE-LAWS OF THE COMPANY, COPIES OF

WHICH ARE AVAILABLE FOR EXAMINATION AT THE REGISTERED OFFICE OF THE COMPANY.”

7.2.                            The Shareholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the Company Securities represented by certificates bearing the legend referred to in Section 7.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

8.                                      Compliance with Securities Laws.

8.1.                            Each certificate representing Company Securities shall, except as otherwise provided in Section 8.2, be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

8.2.                            Prior to any proposed Transfer of Company Securities (other than pursuant to an effective registration statement in accordance with the Securities Act and other applicable securities laws), the holder thereof shall give written notice to the Company of its intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act and the applicable securities laws of any U.S. state or other jurisdiction, whereupon, subject to compliance with the other terms and conditions set forth in this Agreement, the holder of such Company Securities shall be entitled to Transfer such Company Securities in accordance with the terms of its notice; provided, that no such opinion of counsel shall be required for a Transfer in connection with a Sale Transaction or a Permitted Transfer pursuant to Section 3(a)(i) or 3(a)(v). Each certificate representing Company Securities Transferred as above provided shall bear the legend set forth in Section 8.1, except that such certificate shall not bear such legend if (i) such Transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to Transfer such Company Securities in a public sale without registration under the Securities Act and other applicable securities laws.

9.                                             Voting Rights.

9.1.                            Election of Directors. Each Shareholder agrees to vote all voting Company Securities over which such Shareholder has voting control, whether now owned or acquired hereafter, and shall take all other necessary or desirable actions within his or its control and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and General Meetings), so as to cause:

(a)                                 The authorized number of directors on the Board to be established at twelve (12) members unless the Required Holders shall otherwise consent to a greater number.

(b)                                 The following individuals to be elected to the Board at each meeting to elect, and pursuant to each consent executed for the purpose of electing, the members of the Board:

(1)                                 three (3) individuals designated by Pine Brook (so long as it is not a Defaulting Investor) as may be designated by Pine Brook, and who shall initially be William Spiegel, Robert Glanville and one (1) individual designated by Pine Brook after the date hereof (the “Pine Brook Directors”), provided, that Pine Brook shall endeavor in good faith to arrange for one (1) of the Pine Brook Directors to be independent and not affiliated with Pine Brook;

(2)                                 three (3) individuals designated by GS (so long as it is not a Defaulting Investor, and subject to Section 3(b)) as may be designated by GS, and who shall initially be Allan Levine, Kevin Gasvoda and one (1) individual designated by GS after the date hereof (the “GS Directors” and, together with the Pine Brook Directors, the “Major Investor Directors”), provided, that GS shall endeavor in good faith to arrange for one (1) of the GS Directors to be independent and not affiliated with GS;

(3)                                 one (1) individual designated by each of Valorina, JPM, Ren Re and Partner Re (in each case so long as it is not a Defaulting Investor) as may be designated by each of Valorina, JPM, Ren Re and Partner Re, and who shall initially be Frank Sica, Lauren Tyler, Laurence Richardson and Marvin Pestcoe, respectively; and

(4)                                 the individuals then serving as Chairman of the Company and the Chief Executive Officer of the Company, and who shall initially be the individual elected as Chairman of the Company after the date hereof and Mark Casale, respectively.

(c)                                  Unless otherwise removed in accordance with Section 9.1(d) or Section 9.1(e), the members of the Board to hold office until their respective successors shall have been duly appointed.

(d)                                 If any Shareholder or group of Shareholders request that a director designated by such Shareholder or group of Shareholders be removed by written notice to the Company and the other Shareholders, then, in each such case, the removal of such director.

(e)                                  If an Investor entitled to designate one (1) or more directors pursuant to Section 9.1(b) (i) becomes a Defaulting Investor or (ii) Transfers Company Securities other than to an Affiliate, the removal of all directors designated by such Investor; provided, that the continued right of GS to designate one (1) director following certain Permitted Transfers pursuant to Section 3(a)(iv) or 3(a)(vi) shall be as set forth in Section 3(b) and Bye-law 5.5(c), respectively.

(f)                                   In the event of any vacancy on the Board, the filling of such vacancy with an individual designated by the Shareholder or group of Shareholders entitled to designate a Board member to fill such vacancy. Notwithstanding the foregoing, in the event of any vacancy on the Board occurring pursuant to Section 9.1(e), the Major Investors (excluding any Defaulting Investor) may, in their discretion, by unanimous consent of such Major Investors (after consultation with the Company’s counsel regarding potential United States federal income tax or other issues) and with the consent of the Investor to which such right is proposed to be allocated, allocate the right to designate directors to fill such vacancies to any new or existing Investor making an investment in the Company in excess of, or undertaking to fund at least, eight and seven-tenths percent (8.7%) of the aggregate Funding Amounts under (and as defined in) the Subscription Agreement. Vacancies on the Board occurring pursuant to Section 9.1(e) shall otherwise be filled by the Board with nominees proposed by the Nominating Committee.

9.2.                            Board Committees. Each Shareholder shall take all necessary or desirable actions within his, her or its control, including through the voting of all voting Company Securities over which such Shareholder has voting control, whether now owned or acquired hereafter, or through any director designated pursuant to Section 9.1, and the Company shall take all necessary or desirable actions within its control (including calling special Board and General Meetings), so as to establish as a committee to the Board in accordance with the Bye-laws an Executive Committee, a Nominating Committee, a Compensation Committee, an Audit Committee, a Credit Committee, a Compliance Committee and such other committees as it shall deem appropriate from time to time, in accordance with the provisions of this Section 9.2. With the exception of the Executive Committee and the Credit Committee, any committee established by the Board shall consist of no more than three (3) members. The Executive Committee shall be comprised of each of the Major Investor Directors, shall have oversight of capital adequacy, financial reporting, and legal and regulatory matters (not otherwise within the authority of the Compliance Committee), and shall be responsible for communications with management regarding the Company and the operation of its business. The Credit Committee shall be comprised of one (1) director designated by each Investor entitled to designate a member of the Board pursuant to Section 9.1(b). Each of the Nominating Committee and the Compliance Committee shall be comprised of one (1) of each of the Pine Brook Directors and the GS Directors, for so long as Pine Brook and GS, respectively, shall remain Major Investors, and one (1) director appointed from time to time by the Board.  The Compensation Committee shall consist of two (2) members, shall be comprised of one (1) of each of the Pine Brook Directors and the GS Directors and shall have, among its responsibilities, the approval of all aspects of compensation for senior management including salary, bonus and restricted share grants, and administration of the Share Plan. At all times on or prior to June 30, 2012, (a) the members of the Compensation Committee must agree unanimously on such compensation matters, (b) any compensation matters approved by the Board shall also require the unanimous approval of the Compensation Committee and (c) in the event the Compensation Committee cannot reach unanimous agreement concerning any compensation matter,  the compensation for the management individual in question would default to the individual’s base salary and target bonus (which, if any, will reflect such individual’s base expected bonus compensation). The Audit Committee shall have, among its responsibilities, the engagement, appointment and removal of the independent public accountants or auditors of the Company.  The Compliance Committee shall have, among its responsibilities, the responsibility of ensuring compliance by the Company with all applicable law and regulation. In carrying out such responsibility, the Compliance Committee shall (i) develop and adopt a plan for, oversee and cause the Company to implement, (A) an annual (or, if determined necessary by the Compliance Committee, more frequent) review of such compliance functions at the Company and (B) remediation of any non-compliance determined by the Compliance Committee to exist based on any such review and (ii) appoint and remove a chief compliance officer of the Company and determine the compensation of such officer, who shall have the responsibility of overseeing the day-to-day compliance functions of the Company and preparing a compliance report on an annual basis in a form reasonably satisfactory to the Compliance Committee. Any director not designated as a member of a committee shall have the right to attend any meetings of such committee as a non-voting observer. Except as otherwise provided in this Agreement or in the Bye-laws, all actions of each committee of the Board shall require the affirmative vote of a majority of the members of such committee. Except as otherwise determined by the Board, all actions of any committee of the Board (other than the Compensation Committee and the Compliance Committee) shall be submitted to the Board for approval or ratification. Actions of the Compensation Committee and the Compliance Committee shall, if validly taken, constitute the action of the Board for all purposes, and no action of the Company, the Board or the Shareholders to limit such authority shall be effective without the written consent of each of the Major Investors.

9.3.                            Subsidiary Boards. Unless the Required Holders otherwise consent and subject to applicable law or regulation, the composition of the board of directors of each direct or indirect subsidiary of the Company and of each committee thereof shall, where the appropriate persons are willing to serve, be consistent with the composition of the Board and each corresponding committee thereof; provided, that no member of the Board shall be required to serve as a director or committee member of any such subsidiary. In the event that, in accordance with applicable law or regulation, the composition of the board of directors of any direct or indirect subsidiary of the Company or of any committee thereof can not be consistent with the composition of the Board or any corresponding committee thereof, the composition of the board of directors of such subsidiary or such committee shall be determined by the Board.

9.4.                            Observer. So long as it owns any Company Securities, each Investor shall have the right to designate (and to replace), by written notice to the Company, one (1) individual to attend any meeting of the Board (each, an “Observer”). No Observer shall have the right to vote on any matter presented to the Board, and no Observer shall be considered a “director” of the Company for any purpose hereunder, under the Bye-laws or otherwise. The Company shall give each Observer notice of each meeting of the Board at the same time and in the same manner as the members of the Board receive notice of such meetings, and the Company shall permit each Observer to attend as an observer at all meetings thereof. The Observers shall be entitled to receive all written materials and other information given to the directors in connection with such meetings at the same time such materials and information are given to the directors, and until the second anniversary of the earlier to occur of (a) the closing of an initial public offering of the

Company’s equity securities and (b) the consummation of a Sale Transaction, the Observers shall keep such materials and information confidential, except as otherwise required by applicable law, rule or regulation or by any governmental, regulatory or self-regulatory authority having jurisdiction. Notwithstanding the foregoing, the Company reserves the right not to provide information and to exclude any Observer from any meeting or portion thereof if the Company believes, based on the advice of counsel, that delivery of such information or attendance at such meeting by such Observer would adversely affect the attorney-client privilege between the Company and its counsel.

9.5.                            Meetings. The Company shall use commercially reasonable efforts to cause the Board to meet at least four (4) times each year or as otherwise required by the Bye-laws. Each director shall be entitled to receive prior notice of all meetings and to receive all written materials and other information given to the other directors in connection with such meetings at the same time such materials and information are given to the other directors. The agenda for each meeting of the Board will be determined by the Board committees for their areas of coverage, and by the Chairman of the Board after consultation with the Major Investors on all other matters.  Any member of the Board may propose items for consideration at a Board meeting.

9.6.                            Action by Directors. Except as otherwise required by the Bye-laws or applicable law, any corporate action taken by the Board shall be taken by the affirmative vote of a majority of the votes represented by the directors present and voting at a duly constituted meeting at which a quorum of the Board is present and acting throughout (or by written consent of all directors in the manner provided in the Bye-laws), and in the case of an equality of votes the resolution upon which such vote is taken shall fail.

9.7.                            Alternate Directors.  Each director of the Company may appoint an alternate director to act in his or her stead (an “Alternate Director”) in accordance with the Bye-laws; provided, that written notice of any change in the Alternate Director appointed by any director of the Company shall be provided by the Company to each Investor promptly upon receipt by the Secretary of the Company of notice of such change. An Alternate Director to a member of the Board shall be deemed to be such member of the Board (while serving as such in accordance with this Agreement) for all purposes of this Agreement.  The initial Alternate Director appointed by each director of the Company, if any, is listed on Exhibit B.

9.8.                            Voting of Valorina’s Shares. At any time when Pine Brook is entitled, directly or indirectly, by contract or otherwise, to vote, direct the voting of or exercise any consent rights with respect to any Company Securities held by Valorina, Pine Brook shall, in the absence of other written instructions from Valorina, vote, direct the voting of or exercise all consent rights with respect to such Company Securities on any matter in proportion to the votes cast by all Shareholders entitled to vote thereon or exercise consent rights with respect thereto (other than Valorina) for, against or abstaining from any resolution or other approval relating to such matter (subject to any adjustments of voting power pursuant to the Bye-laws). Notwithstanding the foregoing, Valorina shall at all times exercise its right to designate a member of the Board pursuant to Section 9.1(b)(4).

9.9.                            Exercise of Voting Rights Attributed by Law; Irrevocable Proxy.

(a)                                 At any time when the Company has outstanding any Class B-2 Common Shares or other non-voting Company Securities, if at any General Meeting or in respect of any written resolution of Shareholders, Shareholders holding such Class B-2 Common Shares or other non-voting Company Securities are entitled under Bermuda law to vote on any matter (such as an amalgamation), notwithstanding the fact that their shares do not carry any voting rights under the Bye-laws, each such Shareholder shall cast the votes corresponding to all Class B-2 Common Shares or other non-voting Company Securities held by it in proportion to the votes cast by Shareholders holding voting Company Securities at such meeting (or by such written resolution) for, against or abstaining from any resolution on such matter (subject to any adjustments of voting power pursuant to the Bye-laws).

(b)                                 EACH SHAREHOLDER THAT IS THE HOLDER OF ANY CLASS B-2 COMMON SHARES OR OTHER NON-VOTING COMPANY SECURITIES HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY SECRETARY AS SUCH SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH SHAREHOLDER’S CLASS B-2 COMMON SHARES AND OTHER NON-VOTING COMPANY SECURITIES IN THE MANNER PROVIDED IN SECTION 9.8(a).  THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

10.                               Information Rights and Other Covenants.

10.1.                     Inspection.  The Company shall permit each Shareholder, or any authorized representative of a Shareholder, to visit and inspect the properties of the Company and its subsidiaries, including its corporate and financial records, and to discuss its business and finances with officers of the Company and its subsidiaries, during normal business hours following reasonable notice, as often as may be reasonably requested as long as it is not disruptive to the operations of the business.

10.2.                     Directors’ Expenses. The Company shall reimburse the directors on the Board for all reasonable out-of-pocket expenses incurred by them in connection with attendance at all meetings of the Board (including any meetings of committees of the Board) and the board of directors of each of the Company’s subsidiaries (including any meetings of committees thereof).

10.3.                     Financial Statements and Other Information. The Company and its subsidiaries shall maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles consistently applied, and shall set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(a)                                 The Company shall deliver to each Investor:

(1)                                         within thirty (30)  days following the end of each month, (i) unaudited Financial Statements (as defined below) for such month and for the current fiscal year to date, (ii) a complete list of current investments of the Company and (iii) a reasonably detailed description of any investment, including the material terms thereof, made by the Company during such month on behalf of itself or any other Person;

(2)                                 within forty-five (45) days following the end of each fiscal quarter, unaudited Financial Statements for such quarter and for the current fiscal year to date;

(3)                                 within ninety (90) days following the end of each fiscal year, audited financial statements for such fiscal year; and

(4)                                 at least forty-five (45) days prior to the beginning of each fiscal year from and including the fiscal year beginning January 1, 2010, an annual update to the Company’s rolling seven (7) year strategic plan describing the lines of business in which the Company intends to operate and includes appropriate supporting financial models and underwriting guidelines (including general concentration restrictions by vintage year, product type and geography) and a budget for the Company and its subsidiaries prepared on a quarterly basis for the ensuing fiscal year, and on a basis consistent with prior periods (including, among other items, appropriate reserves, accruals and provisions for income taxes) and representing the best estimate of the Company based upon available information (the “Strategic Plan”). Subject to the last sentence of this Section 10.3(a)(4), the Strategic Plan must be approved by the Board with the consent of each of the Major Investors no later than ten (10) days prior to the beginning of the following fiscal year. In the event that the Board and the Major Investors cannot agree on approving a Strategic Plan for a given year, the Strategic Plan shall default to the rolling seven (7) year plan last approved by the Board and the Major Investors. For the avoidance of doubt, the inability of the Board and the Major Investors to approve a Strategic Plan in any year shall not affect the ongoing operation of the business of the Company, which shall continue uninterrupted in accordance with the most recently approved Strategic Plan.  Notwithstanding the foregoing, no change to the Strategic Plan reflecting the entry of the Company into lines of business other than insurance, reinsurance and mortgage guaranty, shall be effective without the prior approval of the Board and the holders of at least seventy percent (70%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares (including each of the Major Investors).

(b)                                 The Company’s “Financial Statements” shall include a balance sheet, statement of earnings, shareholders’ equity and cash flows for the Company and its subsidiaries (including separate statements for each) for the applicable periods, setting forth in each case in comparative form the figures from the previous period with variances delineated, prepared in accordance with United States generally accepted accounting principles consistently applied, all certified by the Company’s Chief Executive Officer or Chief Financial Officer to (i) have been prepared in accordance with United States generally accepted accounting principles consistently applied, with the exception that unaudited financial statements need not have notes attached and are subject to year-end audit adjustments and (ii) present fairly in all material respects the financial position of the Company and each of its subsidiaries as of the dates specified and the results of their respective operations and changes in financial position with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments described in reasonable detail). The “MD&A” section of the Financial Statements shall include a budget variance analysis and management’s discussion and analysis of the Financial Statements related thereto. With respect to the audited Financial Statements referenced in Section 10.3(a)(3) above, each of the Financial Statements delivered in accordance with such section shall be certified without qualification by an accounting firm acceptable to the Audit Committee (or if no Audit Committee has yet been formed, the Required Holders) auditing the same to have been prepared in accordance with United States generally accepted accounting principles consistently applied.  The Company shall also deliver to each Shareholder simultaneously with the delivery of such annual Financial Statements a copy of the so called “management letter” issued by the auditors in connection with such annual financial statements.

(c)                                  The Company shall provide to each Investor:

(1)                                 within ten (10) days after filing, copies of all material documents filed by the Company with the United States Securities and Exchange Commission, the securities regulatory authority of any other jurisdiction or any other governmental agency or regulatory authority;

(2)                                 within ten (10) days after filing, all pleadings of any material lawsuits filed by or against the Company or its subsidiaries and all material notices, requests or orders from any governmental agency or regulatory authority; and

(3)                                 within ten (10) days after receipt, copies of any notices regarding any material defaults under any agreement or contract to which the Company or any of its subsidiaries is a party.

(d)                                 In addition to the foregoing, the Company shall provide to any Investor, such financial and other data concerning the Company’s affairs and the affairs of its subsidiaries as may be reasonably required in order to meet any of the Investor’s regulatory requirements.

10.4.                     Access to Information, Audit and Inspection. At and after the date hereof, any governmental agency having jurisdiction over the Company or any Investor shall have (and the Company shall cause its subsidiaries to provide such governmental agency with) full access at reasonable times and during normal business hours to all the books and records of the Company and its subsidiaries and their respective businesses, including without limitation the right to examine and audit any of such books and records and to make copies and extracts therefrom, in the case of jurisdiction over any Investor, to the extent that such jurisdiction requires or authorizes such access to the Company. The Company shall bear all expenses incurred by the Company as a result of any governmental agency making any such examination in connection with such Investor. The Company shall, and shall cause each of its subsidiaries to, make arrangements for any governmental agency having jurisdiction over the Company or any Investor to have prompt access at reasonable times and during normal business hours to its officers, directors, employees and independent accountants to discuss any matter raised by such governmental agency.

10.5.                     Liability Insurance; Directors’ and Officers’ Liability Insurance. Each of the Company and its subsidiaries shall obtain, or be an insured party and beneficiary pursuant to, a general liability insurance policy, an errors and omissions insurance policy and a directors’ and officers’ liability insurance policy, in each case on terms and conditions that are reasonably acceptable to the Board with the consent of the Major Investors.  The Company (and its subsidiaries, to the extent that such subsidiaries obtain such policies) shall maintain such policies in full force and effect at all times.

10.6.                     Reservation of Class B-1 Common Shares.  The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Class A Common Shares and Class B-2 Common Shares, all Class B-1 Common Shares issuable from time to time upon such conversion.

10.7.                     Directors’ Liability and Indemnification.  The Company’s and each of its subsidiaries’ bye-laws and other organizational documents shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company and its subsidiaries to the maximum extent permitted by law.

10.8.                     Cooperation with Company’s Information Request.  Each Shareholder shall cooperate and comply with the Company’s reasonable requests for information to assist the Company in carrying out its obligation under Section 8.10(b) of the Subscription Agreement.

10.9.                     Business of the Company.

(a)                                 The Company shall, and shall cause its subsidiaries, to engage exclusively in the residential mortgage insurance and mortgage credit enhancement businesses (in all forms) consistent with the Strategic Plan.

(b)                                 The Company shall not, and shall not permit its subsidiaries to, incur or maintain debt in excess of such amount that, in the determination of the Board, (i) would be reasonably likely to imperil the ability of the Company or its subsidiaries to obtain ratings from at least any two of Standard & Poor’s, Moody’s Investors Service or Fitch Ratings sufficient to maintain the Tier I designation (or other equivalent designation) of the Company or such subsidiaries with the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or other government sponsored enterprises (“GSEs”) based on rating agency guidelines in effect at the time or (ii) would otherwise be reasonably likely to imperil the Company’s or any subsidiary’s ability to maintain Tier I designation (or other equivalent designation) with each of the GSEs based on the specific financial guidelines of the GSEs (if any) in effect at the time.

(c)                                  The Company shall, and shall use reasonable efforts to cause its subsidiaries and the officers, employees, representatives and agents of the Company and its subsidiaries to, act in compliance with the Operating Guidelines dated the date hereof. For this purpose, if any Operating Guideline indicates that an activity should be conducted or should be conducted in a particular place or manner, the activity shall be conducted and/or shall be conducted in the specified place or manner.

10.10.     Approval Rights.  The Company shall not, and shall not permit any of its subsidiaries to, whether by means of amendment to the Bye-laws or by amalgamation, merger, consolidation or otherwise, take any action, or agree to take any action, prohibited by Sections 5.5(a), 5.5(b) or 5.5(c) of the Bye-laws without first obtaining the approval (by affirmative vote or written consent) of each Investor or group of Investors required for such action as set forth therein.

11.                               Preemptive Rights.

11.1.                     Offered Securities. Each Investor that is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act (each, a “Qualified Investor”) shall have the right to purchase up to its pro rata share (as set forth in Section 11.2) of all Company Securities (calculated on a Fully-Diluted Basis) that the Company may, from time to time, propose to sell or issue after the date of this Agreement, other than the Company Securities excluded by Section 11.5 hereof (“New Securities”). The Company shall issue New Securities only in accordance with the provisions of this Section 11.

11.2.                     Qualified Investors’ Pro Rata Share. Each Qualified Investor’s pro rata share is equal to the ratio of (a) the number of Company Securities owned by such Qualified Investor immediately prior to the issuance of the New Securities (calculated on a Fully-Diluted Basis) to (b) the total number of Company Securities outstanding immediately prior to the issuance of the New Securities (calculated on a Fully-Diluted Basis).

11.3.                     Exercise of Rights. If the Company proposes to issue any New Securities, it shall first give each Qualified Investor written notice of its intention, describing the New Securities, the price, terms and conditions upon which the Company proposes to issue the same and, if applicable, the identity of the Persons to which the New Securities are intended to be offered (the “Offer Notice”). Each Qualified Investor shall have ten (10) days following the receipt of the Offer Notice (the “Election Period”) to decide whether to purchase its pro rata share of the New Securities for the price specified in the Offer Notice by giving written notice to the Company and stating therein the quantity of New Securities, if any, that it elects to purchase.  If the consideration to be paid by others for the New Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board or, if requested by any Investor or group of Investors holding not less than thirty-three and one-third percent (33 1/3%) of the Class B-1 Common Shares issued or issuable upon conversion of the Class A Common Shares, an independent third party appraiser reasonably satisfactory to such requesting Investor or Investors.

11.4.                     Third Party Sales of Offered Securities. If, following the Company’s compliance with this Section 11, the Investors fail to exercise in full their collective preemptive rights, the Company shall have ninety (90) days after the expiration of the Election Period to sell the New Securities that the Investors did not purchase at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Offer Notice. If the Company has not sold such Company Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided in this Section 11.

11.5.                     Excluded Securities. The preemptive rights established by this Section 11 shall have no application to any of the following Company Securities:

(a)                                 Class B Common Shares issued in connection with a share split or share dividend;

(b)                                 Class A Common Shares issued pursuant to (i)  the Subscription Agreement (including pursuant to Section 1.4(f) thereof) or (ii) any employment agreement with a member of senior management of the Company approved by the Board;

(c)                                  Class B-2 Common Shares issued pursuant to the Share Plan;

(d)                                 Class B-1 Common Shares issued upon the conversion of any Class A Common Shares or Class B-2 Common Shares;

(e)                                  Options issued pursuant to Bye-law 6.4, and any Class B-1 Common Shares issued upon exercise thereof;

(f)                                   Company Securities issued pursuant to an acquisition or strategic alliance approved by the Board;

(g)                                  Class B-1 Common Shares issued to the public pursuant to a registration statement under the Securities Act;

(h)                                 Company Securities issued in connection with an initial public offering of the Company’s shares; and

(i)                                     Company Securities issued to any vendor, advisor or equipment lessor, in each case that is not an Affiliate of any Shareholder, pursuant to a grant or issuance approved by the Board, in an amount not to exceed five percent (5%) of the Class B-1 Common Shares issued or issuable upon conversion of the outstanding Class A Common Shares, unless otherwise approved by the Required Holders.

12.                               Miscellaneous.

12.1.                     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, that the right of any Shareholder to designate one (1) or more directors of the Company pursuant to Section 9 shall not be assigned to any Person other than (a) to an Affiliate in connection with a Transfer of Company Securities to such Affiliate in accordance with Section 3 or (b) in accordance with Section 9.1(f). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company. Any attempted assignment of rights or Transfers of Company Securities made in contravention of this Agreement shall be null and void and of no force or effect.

12.2.                     Joinder. The Company shall require any Person that, at any time following the date of this Agreement, acquires Company Securities to, upon and as a condition to such acquisition, execute and deliver to the Company a joinder to this Agreement pursuant to which such Person agrees to become a party to this Agreement subject to the obligations and restrictions applicable to a Shareholder pursuant to the terms set forth herein. Any joinder executed and delivered as provided in this Section shall indicate whether the Person executing and delivering such joinder is acquiring Company Securities as an Investor or a Management Shareholder.

12.3.                     Conditions to Exercise of Rights. Exercise of each Shareholder’s rights under this Agreement shall be subject to and conditioned upon, and the other Shareholders and the Company shall use their best efforts to assist such Shareholder in, compliance with applicable laws.

12.4.                     Shareholder Representations. Each Shareholder, severally and not jointly represents and warrants, to the other Shareholders that (a) if such Shareholder is an individual, such Shareholder is the sole legal and beneficial owner of the Company Securities it currently holds, no other Person has any interest in such Company Securities and such Shareholder owns such Company Securities free and clear of any and all liens, claims, encumbrances and restrictions, other than restrictions imposed by this Agreement and (b) such Shareholder has the full power and capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder and this Agreement has been duly executed and delivered by, and evidences the valid and binding obligation of, such Shareholder enforceable against such Shareholder in accordance with its terms.

12.5.                     Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following, at which time it shall terminate in its entirety:

(a)                                 the closing of a Qualified Public Offering or other initial public offering of Class B-1 Common Shares approved by the Required Holders; and

(b)                                 the closing of a Sale Transaction.

12.6.                     Deemed Liquidation Transaction. Except pursuant to Section 6, no Shareholder shall enter into any transaction or series of related transactions resulting in a Sale Transaction unless (a) such transaction or transactions have been approved in the manner provided therefor in the Bye-laws and (b) the terms of such transaction or transactions provide that the consideration to be paid to the shareholders of the Company is to be allocated in accordance with the preferences and priorities set forth in the Bye-laws.

12.7.                     Amendment.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Required Holders; provided, that (a) no modification or amendment which adversely affects the rights or obligations of any Shareholder under this Agreement or any other Related Document (as defined in the Subscription Agreement) in a manner disproportionate to other holders of the same class or series of shares shall be effective without the written consent of such adversely and disproportionately affected Shareholder, (b) and no modification or amendment which increases any Shareholder’s obligations to make payments to or on behalf of the Company or requires any Shareholder to assume additional liabilities in connection with its ownership of Company Securities shall be effective without the written consent of such Shareholder and (c) no modification or amendment which (i) eliminates all rights of first offer or refusal of any Investor with respect to Transfers of Company Securities, (ii) eliminates the right of any Investor to designate at least one (1) member of the Board of Directors (so long as such Shareholder holds at least five percent (5%) of the outstanding Company Securities (on a Fully-Diluted Basis)) or (iii) eliminates all preemptive rights of any Investor to purchase its pro rata share of new securities issued by the Company, shall in each case be effective without the written consent of such Investor. Any amendment or waiver effected in accordance with this Section 12.7 shall be binding upon the Company and each of the Shareholders and their respective successors and assigns.

12.8.                     Specific Performance. In addition to any and all other remedies that may be available at law, in the event of any breach of this Agreement, each Shareholder shall be entitled to specific performance of the agreements and obligations of the Company and each of the other Shareholders hereunder and to such injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

12.9.                     Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

12.10.              No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

12.11.              Jury Trial Waiver. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

12.12.              GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

12.13.              Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, to a Shareholder at such Shareholder’s address as set forth on Exhibit A attached hereto, or at such other address as the Company or such Shareholder may designate by ten (10) days advance written notice to the other parties hereto.

12.14.              Severability.  If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision of this Agreement or part thereof is stricken in accordance with the provisions of this Section 12.14, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

12.15.              Entire Agreement. This Agreement and the exhibits referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof. All exhibits hereto are incorporated herein by reference. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.16.              Section Headings.   The section headings in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

12.17.              Effect of Agreement on Duties Existing at Law or in Equity. To the fullest extent permitted by applicable law, each director designated by an Investor pursuant to Section 9 shall be deemed an agent of the Investor designating such director and shall have no duty (fiduciary or otherwise) to the Company, any subsidiary of the Company or any Shareholder, nor shall any Shareholder have any such duty (fiduciary or otherwise). To the extent that, at law or in equity, a Shareholder or director has duties, including fiduciary duties (and liabilities arising from breach thereof), to the Company or another Shareholder or director that are not waivable as the immediately preceding sentence purports to do, such Shareholder or director having duties shall not be liable to the Company or any other Shareholder or director for its good faith reliance on the provisions of this Agreement and/ or the advice of counsel.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Shareholder or director otherwise existing at law or in equity (or set forth duties and liabilities that are lesser than those existing at law or in equity), are agreed by the Company and each Shareholder to replace such other duties and liabilities existing at law or in equity, and the Company and each Shareholder, for itself and any director appointed by it pursuant to Section 9, to the fullest extent permitted by applicable law, hereby waives any right to make any claim or bring any action or seek any recovery whatsoever based on such other duties or liabilities for breach thereof.  Each Shareholder and the Company acknowledge and agree that (A) the exercise of any consent or approval right of any Major Investor pursuant to this Agreement, the Subscription Agreement, the Bye-laws or the Registration Rights Agreement shall be exercised in such Major Investor’s capacity as a Shareholder and (B) this Section 12.17 shall apply in respect of the exercise of any such consent or approval right by any Major Investor. The provisions of this Section 12.17 shall not affect in any way or diminish in any capacity the duties (fiduciary or otherwise) owed to the Company or any Shareholder by any Management Shareholder or any officer of the Company serving as a director.

12.18.              General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person. For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)                                 any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)                                 the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)                                  references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(d)                                 any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

(e)                                  any reference to the “Company” shall mean the Company, acting through its authorized officers or the Board and shall not, unless otherwise expressly indicated or as required by applicable law, mean the Shareholders or Members or imply any action or approval thereby.

12.19.              Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or .pdf signatures.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first above written.

COMPANY:

ESSENT GROUP LTD.

By:	/s/ William Spiegel
Name: William Spiegel
Title:. Director

Address:	Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SHAREHOLDERS:

ESSENT INTERMEDIATE, L.P.

By:	/s/ William Spiegel
	Name:	William Spiegel
Title:

THE GOLDMAN SACHS GROUP, INC.

By:	/s/
Name:
	Title:	Director, PBRA (Cayman) Company

ALDERMANBURY INVESTMENTS LIMITED

By:	/s/ Ian Lyall
	Name:	Ian Lyall
	Title:	Director

VALORINA LLC
By:	Essent Intermediate, L.P.
Its Manager

By:	/s/ William Spiegel
	Name:	William Spiegel
Title:

RENAISSANCE RE VENTURES LTD.

By:	/s/ L. B. Richardson
	Name:	L. B. Richardson
	Title:	SVP

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

PPF HOLDINGS II LTD.
By:	PartnerRe Principal Finance Inc.
Its Investment Advisor

By:	/s/ Joseph G. Hissang.
	Name:	Joseph G. Hissang
	Title:	Executive Director
Head of Strategic Investments

HSBC EQUITY PARTNERS USA, L.P.
By:	HSBC Equity Investors USA, L.P.,
Its General Partner
By:	HSBC Equity GP, LLC,
Its General Partner
By:	HSBC Capital (USA) 1nc.,
Its Managing Partner

By:	/s/ Andrew Trigg
	Name:	Andrew Trigg
	Title:	Director

HSBC PRIVATE EQUITY PARTNERS II USA LP
By:	HSBC Private Equity Investors II, L.P.,
as General Partner
By:	HSBC PEP II GP, LLC,
as General Partner
By:	HSBC Capital (USA) Inc.,
Its Sole Member

By:	/s/ Andrew Trigg
	Name:	Andrew Trigg
	Title:	Director

/s/ Mark Casale
Mark Casale

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]